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                   [LETTERHEAD OF PEAT MARWICK APPEARS HERE]


The Board of Directors
Hinsdale Financial Corporation:



We consent to incorporation by reference in the Registration Statement on Form S-8 of Hinsdale Financial Corporation of our report dated November 8, 1996, relating to the consolidated statements of financial condition of Hinsdale Financial Corporation and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 1996 which report is incorporated by reference in the September 30, 1996 annual report on Form 10-K of Hinsdale Financial Corporation.

                                                /s/ KPMG Peat Marwick LLP



Chicago, Illinois
January 2, 1997